                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                                JENNA LANE, INC.

        (Pursuant to Section 103 of the Delaware General Corporation Law)

         1.   The name of the Corporation is Jenna Lane, Inc. (the
"Corporation").

         2. The address of its registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

         3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "DGCL").

         4.   The Corporation is to have perpetual existence.

         5. The total number of shares of capital stock which the Corporation shall have authority to issue is: Twenty Million (20,000,000) shares of the par value of one cent ($.01) each, divided into Two Million (2,000,000) shares of preferred stock (the "Preferred Stock") and (b) Eighteen Million (18,000,000) shares of common stock (the "Common Stock").

         The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time.

         Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

         No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

         6. The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

         7. The Board of Directors of the Corporation shall have the power to authorize an issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.

         8. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article 8 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         9. The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants the Corporation the power to indemnify.

         10. The name and mailing address of the incorporator is Richard M. Rosier, 200 Madison Avenue, Suite 1900, New York, New York 10016.

         IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 14th day of February, 1995.


                                            /S/ Richard M. Rosier
                                            ------------------------------------
                                            RICHARD M. ROSIER
                                            Incorporator


                                        2